Exhibit 99.1

News Release

ModusLink Announces Results of 2012 Annual Meeting and Completion of $30 Million Investment

WALTHAM, Mass., – March 13, 2013 – ModusLink Global Solutions™ Inc. (NASDAQ: MLNK) today announced the certified voting results for ModusLink’s 2012 Annual Meeting of Stockholders (the “Annual Meeting”) held on March 12, 2013.

At the Annual Meeting, ModusLink stockholders voted to elect Warren G. Lichtenstein and Glen M. Kassan to the ModusLink Board of Directors as Class I directors.

In addition, ModusLink stockholders voted to approve the investment by Steel Partners Holdings L.P. (NYSE: SPLP, “Steel Holdings”), and the Company announced that the investment has been consummated. Under the previously announced Investment Agreement, Steel Holdings has purchased 7.5 million newly issued shares of common stock at a price of $4.00 per share, representing a cash investment in the Company, before fees and expenses, of $30 million. In addition, as part of the transaction, the Company has issued Steel Holdings warrants to acquire 2.0 million shares at an exercise price of $5.00 per share and Steel Holdings, together with certain affiliates, is allowed to purchase up to approximately 1.4 million shares of ModusLink’s outstanding common stock, subject to proportionate adjustment.

The investment transaction was consummated on March 12, 2013 and as agreed in the related settlement agreement, ModusLink Directors Edward E. Lucente and Joseph M. O’Donnell stepped down from the Board, and former Chairman Francis J. Jules and former Director and Audit Committee Chairman Michael J. Mardy, whose previous terms on the Board concluded at the Annual Meeting, were each reappointed to the Board as Class II directors. Mr. Lichtenstein will be designated Chairman of the Board of the Company in accordance with the settlement agreement.

ModusLink also reported the final results for the other proposals voted on at the Annual Meeting:

•	Approval on an advisory basis of the compensation of the Company’s named executive officers.

•	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year.

•

Stockholders did not approve the proposal to amend the Company’s Restated Certificate of Incorporation to declassify the Board of Directors, which received approximately 52% of the outstanding shares in favor but which, under the Company’s Certificate of Incorporation, required 75% of such outstanding shares to be voted in favor in order to be approved.

About ModusLink Global Solutions, Inc.

ModusLink Global Solutions Inc. (NASDAQ: MLNK) executes comprehensive supply chain and logistics services that improve clients’ revenue, cost, sustainability and customer experience objectives. ModusLink is a trusted and integrated provider to the world’s leading companies in consumer electronics, communications, computing, medical devices, software, luxury goods and retail. The Company’s operating infrastructure annually supports more than $80 billion of its clients’ revenue and manages approximately 470 million product shipments through more than 30 sites in 15 countries across North America, Europe, and the Asia/Pacific region. For details on ModusLink’s flexible and scalable solutions visit www.moduslink.com and www.valueunchained.com, the blog for supply chain professionals.

ModusLink Global Solutions is a registered trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

Contacts:

Investor:

Robert Joyce

ModusLink Investor Relations

781-663-5120

ir@moduslink.com

Media:

Teresa Osborne

ModusLink Public Relations

781-663-5153

teresa_osborne@moduslink.com

2